Exhibit (h) (32)

SERVICE AGREEMENT

     Agreement dated as of June 30, 2002 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Service Provider”), Pacific Life Insurance Company (the “Adviser”) and Pacific Select Fund (the “Fund”).

     WHEREAS, the Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, the Fund has retained the Adviser to furnish advisory services and certain administrative services to it pursuant to an Advisory Agreement dated November 9, 1987 which specifically provides that the Fund shall bear the expenses incurred in connection with the preparation of reports;

     WHEREAS, the Adviser and the Fund have entered into an agreement for support services dated October 1, 1995, as amended, which provides that the Adviser may provide certain support services for the Fund and each of its investment portfolios, and the Adviser has, under such Support Agreement, agreed to provide the service of preparing the Fund’s Semi-Annual and Annual Reports; and

     WHEREAS, the Adviser and the Fund desires to retain the Service Provider to furnish certain services related to preparing the Fund’s Semi-Annual and Annual Reports, and the Service Provider is willing to furnish such services, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SERVICE PROVIDER

     The Fund hereby appoints the Service Provider to act as sub-administrator with respect to the Fund’s investment portfolios listed in Schedule A for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Service Provider accepts such appointment and agrees to render the services stated herein.

     In the event that the Fund wishes to retain the Service Provider to act as sub-administrator hereunder with respect to additional portfolios (“Additional Portfolios”) hereinafter established by the Fund, the Fund shall notify the Service Provider in writing. Upon written acceptance by the Service Provider, such Additional Portfolios shall be listed on an amended Schedule A and shall become subject to the provisions of this Agreement to the same extent as the existing portfolios, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Adviser) may be modified with respect to each Additional Portfolio in writing by the Fund, the Adviser and the Service Provider at the time of the addition of the Additional Portfolios.

2.	DELIVERY OF DOCUMENTS

     The Adviser, on behalf of the Fund, will promptly deliver to the Service Provider upon request, copies of each of the following documents and all future amendments and supplements, if any:

a.	The Declaration of Trust and by-laws for the Fund;

b.	The currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act for the Fund, the Prospectus(es) and Statement(s) of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolution of the Board of Trustees of the Fund authorizing the Fund to enter into this Agreement; and

d.	Such other certificates, documents or opinions which the Service Provider may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER

The Service Provider represents and warrants to the other parties hereto that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Service Provider’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Service Provider or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADVISER

The Adviser represents and warrants to the other parties hereto that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of the State of California;

b.	It has the corporate power and authority under applicable laws and by its Amended and Restated Articles of Incorporation and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Adviser’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it.

5.	REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the other parties hereto that:

a.	It is a trust fund, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

b.	It has the power and authority under applicable laws and by its Amended and Restated Declaration of Trust, as amended and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered under the 1940 Act;

e.	A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to the other parties hereto that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

6.	SERVICES

     The Service Provider shall provide the services set forth on Schedule B annexed hereto, in each case, subject to the control, supervision and direction of the Adviser and the review and comment by the Fund’s auditors and legal counsel in accordance with procedures which may be established from time to time between the Adviser and the Service Provider.

     The Service Provider shall provide the office facilities and personnel required by it to perform the services contemplated herein.

7.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

a.	The Service Provider shall receive from the Fund such compensation for the Service Provider’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are calculated based on the average daily net assets of the Fund and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

b.	The Fund agrees to reimburse the Service Provider for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Fund and the Service Provider from time to time.

c.	The Service Provider is authorized to and may employ or associate with such affiliates of State Street Bank and Trust Company as the Service Provider may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Service Provider and that the Service Provider shall be as fully responsible to the Adviser and the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

8.	INSTRUCTIONS AND ADVICE

     At any time, the Service Provider may apply to any officer of the Fund or the Adviser for instructions and may consult with outside counsel for the Fund or the independent auditors for the Fund at the expense of the Fund, or other individuals designated in writing by the Adviser at the expense of the Fund, for instructions with respect to any matter arising in connection with the services to be performed by the Service Provider under this Agreement. The Service Provider shall not be liable, and shall be indemnified by the Adviser or the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by such officers or individuals. The Service Provider shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Fund or the Adviser. Nothing in this Section shall be construed as imposing upon the Service Provider any obligation to seek such instructions.

9.	LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Service Provider shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedule B annexed hereto which forms a part hereof, as such Schedule B may be amended from time to time, and, except as otherwise provided under Section 7(c), shall have no responsibility for the actions or activities of any other party, including other service providers. The Service Provider shall have no liability in respect of any loss, damage or expense suffered by the Fund or the Adviser insofar as such loss, damage or expense arises from the performance of the Service Provider’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Service Provider prior to the Service Provider’s appointment as sub-administrator under this Agreement. The Service Provider shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or misconduct of the Service Provider, its officers or employees. The Service Provider shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, provided, however, that the reprinting or republishing of financial statements and highlights would be considered a direct expense of an error for which the Service Provider is liable hereunder. In any event, the Service Provider’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by the Service Provider with respect to the Fund and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Service Provider’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Service Provider for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2002 shall be the date of this Agreement through December 31, 2002 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2003 and terminating on December 31, 2003 shall be January 1, 2003 through December 31, 2003.

     The Service Provider shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

     The Adviser shall indemnify and hold the Service Provider harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Service Provider resulting from any claim, demand, action or suit in connection with the Service Provider’s acceptance of this Agreement, any action or omission by the Service Provider in the performance of its duties hereunder, or as a result of the Service Provider’s acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Adviser, provided that this indemnification shall not apply to actions or omissions of the Service Provider, its officers or employees in cases of its or their own negligence or misconduct.

     The indemnification contained herein shall survive the termination of this Agreement.

10.	CONFIDENTIALITY

     The Service Provider agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Adviser, the Fund or the Fund’s shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund or the Adviser.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

     The Service Provider assumes no responsibility for the Fund’s or the Adviser’s compliance with securities, tax, commodities and other laws, rules and regulations applicable to the Fund or the Adviser.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Service Provider agrees that all records which it maintains pursuant to its duties under this Agreement shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Service Provider further agrees that all records which it maintains pursuant to its duties under this Agreement pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.

12.	SERVICES NOT EXCLUSIVE

     The services of the Service Provider under this Agreement are not to be deemed exclusive, and the Service Provider shall be free to render similar services to others. The Service Provider shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by the Adviser or the Fund from time to time, shall have no authority to act or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

13.	RESERVATION OF AUTHORITY

     Notwithstanding any other provision of this Agreement, it is understood and agreed that the Adviser shall at all times retain the ultimate responsibility for direction and control of all services provided pursuant to this Agreement, and retain the right to direct, approve, or disapprove any action hereunder, which responsibility and right shall be reasonably exercised.

14.	TERM, TERMINATION AND AMENDMENT

a	This Agreement shall become effective on the date first written above and shall remain in full force and effect until December 31, 2003 and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term, or unless the Funds terminate the services of Adviser prior to that date. Any party may terminate this Agreement at any time after the initial term upon at least sixty (60) days’ prior written notice to the other parties, without payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which would deter termination.

b	Termination of this Agreement with respect to a portfolio shall in no way affect the continued validity of this Agreement with respect to any other portfolio. Upon termination of this Agreement with respect to a portfolio, Schedule A shall be amended to reflect the portfolios subject to the terms of this Agreement.

c	Upon termination of this Agreement, the Fund shall pay to the Service Provider such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

d	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

15.	NOTICES

     Any notice or other communication authorized or required by this Agreement to be given to any party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

if to the Adviser:	if to the Fund:	if to the Service Provider:

Pacific Life Insurance Company	Pacific Select Fund	State Street Bank and Trust
Company
700 Newport Center Drive	P.O. Box 7500	801 Pennsylvania
Newport Beach, CA 92660	700 Newport Center Drive	Kansas City, MO 64105
	Newport Beach, CA 92660	Attn: Vice President, Fund
Attn: Corporate Secretary	Attn: Fund Secretary	Administration
Fax: 949-219-3706	Fax: 949-219-5130	Fax: 816-691-5529

16.	NON-ASSIGNABILITY

     This Agreement shall not be assigned by any party hereto without the prior consent in writing of the other parties, except that the Adviser or Service Provider may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Adviser or Service Provider.

17.	SUCCESSORS

     This Agreement shall be binding on and shall inure to the benefit of the Adviser, the Fund and the Service Provider and their respective successors and permitted assigns.

18.	ENTIRE AGREEMENT

     This Agreement and the fee schedule contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

22.	REPRODUCTION OF DOCUMENTS

     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PACIFIC LIFE INSURANCE COMPANY		PACIFIC SELECT FUND

By:	/s/ Thomas C. Sutton	By:	/s/ Thomas C. Sutton

Name:	Thomas C. Sutton	Name:	Thomas C. Sutton
Title:	Chairman	Title:	Chairman

By:	/s/ Audrey L. Milfs	By:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs	Name:	Audrey L. Milfs
Title:	Secretary	Title:	Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Robert G. Novellano

Name:	Robert G. Novellano
Title:	Senior Vice President

SCHEDULE A

LIST OF PORTFOLIOS

Effective as of June 30, 2002

Blue Chip Portfolio
Aggressive Growth Portfolio
Emerging Markets Portfolio
Diversified Research Portfolio
Small-Cap Equity Portfolio
International Large-Cap Portfolio
I-Net Tollkeeper Portfolio
Financial Services Portfolio
Health Sciences Portfolio
Technology Portfolio
Telecommunications Portfolio
Multi-Strategy Portfolio
Main Street Core Portfolio (formerly called Large-Cap Core Portfolio)
Comstock Portfolio (formerly called Strategic Value Portfolio)
Growth LT Portfolio
Focused 30 Portfolio
Mid-Cap Value Portfolio
International Value Portfolio
Capital Opportunities Portfolio
Mid-Cap Growth Portfolio
Global Growth Portfolio
Equity Index Portfolio
Small-Cap Index Portfolio
Real Estate Portfolio (formerly called REIT Portfolio)
Inflation Managed Portfolio
Managed Bond Portfolio
Money Market Portfolio
High Yield Bond Portfolio
Equity Income Portfolio
Research Portfolio
Equity Portfolio
Aggressive Equity Portfolio
Large-Cap Value Portfolio
Short Duration Bond (effective 5/1/2003)
Small-Cap Value Portfolio (effective 5/1/2003)

SCHEDULE B

STATE STREET BANK

SERVICES AGREEMENT

1.	Provide the Adviser and sub-advisers with initial drafts of the Schedule of Investments (“SOI”) including the legend containing the Explanation of Symbols for the SOI in Excel file format. After approval by Adviser, provide the Adviser with the final versions of the SOI including the legend containing the Explanation of Symbols for the SOI.

2.	Prepare initial draft of financial statements and footnotes (including each statement of assets and liabilities, statement of operations, and statement of changes in net assets) in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) in Excel file .format. Adviser will provide to Service Provider any Notes to Financial Statements (“Notes”). After approval by Adviser, prepare final version of the financial statements and footnotes and transmit to Adviser.

3.	Prepare initial draft of financial highlights in Excel file format. Prepare initial draft of footnotes. Calculate for and provide the Adviser total returns to be included in the financial highlights for the Advisers review and approval. After approval by Adviser, prepare final version of the financial highlights and transmit to Adviser.

4.	Maintain the legal description database. As directed by Adviser, use Bloomberg and/or company web-page as the primary source of legal descriptions. If a description is not available through Bloomberg or company web page, use SEC’s EDGAR filings and then Yahoo.

5.	Update the legal descriptions database for new security positions and review the existing legal descriptions database file for any changes resulting from corporate actions (e.g., name changes, mergers, etc.).

6.	Denote securities purchased in a private placement transaction using Bloomberg as the primary source.

7.	Classify securities held by sector. Use Russell 3000 as the primary source for sectors, Bloomberg, company home webpage and Yahoo as secondary sources.

8.	Generate a list of securities valued using procedures pre-established by the Fund’s Board of Trustees and denote those securities on the SOI. Use accounting records and/or sub-adviser as the source of disclosure.

9.	Identify and denote non-income producing securities for the past twelve (12) month period. Use Bloomberg as the primary source and ex-date as the trigger.

10.	Identify and denote securities that have been fully or partially segregated with the custodian to cover margin requirements and securities with their principal amounts adjusted for inflation, using accounting records as the source of disclosure. Identify and denote securities that are pass-throughs and securities that are variable rates, using

Bloomberg as the source of disclosure.

11.	Identify and denote securities in default. Use Bloomberg as the source.

12.	Create a master listing of securities, cross-check descriptions across all portfolios to ensure there are no discrepancies for the same security, and cross-check market value per share across all portfolios. Provide the Adviser a final master listing along with the SOI’s in January and July of each year, sorted by security name and including the following information for each security:

•	Portfolio name

•	Major category (e.g., common stocks, corporate bonds, etc.)

•	Sub-category (e.g., financial services, technology, etc.)

•	Number of shares

•	Market value

•	Price per share

•	Country disclosure for foreign securities/portfolios

13.	Provide the following schedules to the Adviser monthly:

•	Listing of all new securities added to the legal description database for the Fund for review

•	SOI (informal listings without notes) for all portfolios for use in the monthly and quarterly surveys

14.	Update and provide the Adviser with the final drafts of the financial statements, including the SOI and financial highlights in Excel file format and PDF format, as directed by the Adviser.

15.	Adviser agrees to supply and be responsible for data including but not limited to related party transactions, tax information, etc. and ensure that the financial statements are in accordance with U.S. GAAP and regulatory requirements.